Exhibit 5

May 10, 2024

Masco Corporation

17450 College Parkway

Livonia, Michigan 48152

Re:	Masco Corporation

Registration Statement on Form S-8

2024 Long Term Stock Incentive Plan

Dear Sirs:

I am acting as your counsel in connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, registering an aggregate of 7,450,000 shares of common stock, $1.00 par value (the "Shares"), of Masco Corporation, a Delaware corporation (the "Company"), which may be issued pursuant to the terms of the Company's 2024 Long Term Stock Incentive Plan (the "Plan").

I am Vice President, General Counsel and Secretary of the Company and have acted in connection with the preparation of the Registration Statement. I have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, I or attorneys on my staff who report to me have examined and are familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents or corporate records, and have made such investigation of matters of fact and law, as I have deemed necessary or advisable to render this opinion. This opinion is subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. I have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

B. I express no opinion as to the effect or application of any laws or regulations other than the Delaware General Corporation Law as in effect on this date and current federal law. I am not a member of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and I assume no obligation to revise or supplement the opinion rendered in this letter if present laws or the interpretation thereof are changed in respect of any circumstances or events subsequent to the date hereof.

Based on and subject to the foregoing, I am of the opinion that the Plan has been duly authorized by appropriate corporate action and the Shares, when issued pursuant to further action by the Board of Directors of the Company, an appropriate committee thereof or, to the

Masco Corporation

May 10, 2024

extent permitted under the Plan, one or more officers or managers of the Company, and in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable, assuming that the exercise price of stock options is not less than par value and that prior to awarding shares of restricted stock there is a determination by the Company’s Board of Directors, an appropriate committee thereof or, to the extent permitted under the Plan, one or more of the Company’s officers or managers, that the Company has received consideration having a value not less than the par value of the shares awarded.

I hereby consent to the filing of this opinion as Exhibit 5 to the Company's Registration Statement on Form S-8.

Very truly yours,

/s/ Kenneth G. Cole
Kenneth G. Cole
Vice President, General Counsel
and Secretary